Exhibit 10.1

EXECUTION VERSION

THIRD AMENDMENT

Dated as of: November 9, 2023

This THIRD AMENDMENT (this “Amendment”) dated as of November 9, 2023, is entered into by and between GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II, a Delaware corporation (the “Initial Borrower” or “Primary Borrower” and, together with any Qualified Borrowers becoming a party to the Credit Agreement (as defined below), the “Borrowers” and each a “Borrower”), and BANK OF AMERICA, N.A. (“Bank of America”), as the administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties, the Lead Arranger, the Sole Bookrunner, the Structuring Agent, the Letter of Credit Issuer and as a Lender (in such capacity, “Lender”).

RECITALS

WHEREAS, the parties hereto entered into that certain Revolving Credit Agreement, dated as of November 26, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the parties hereto wish to make certain changes to the Credit Agreement as further described herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Credit Agreement, the parties hereto agree as follows:

SECTION 1.  Definitions. All capitalized terms not otherwise defined herein are used as defined in the Credit Agreement.

SECTION 2.  Amendments to Credit Agreement. As of the Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

2.1.    Certain sections of the Credit Agreement are hereby amended as set forth on Annex A to this Amendment. Language being inserted into the applicable section of the Credit Agreement is evidenced by bold and underline formatting. Language being deleted from the applicable section of the Credit Agreement is evidenced by strike-through formatting.

SECTION 3.  Conditions Precedent. This Amendment shall become effective on November 24, 2023 (the “Effective Date”) when the Administrative Agent shall have received (each in form and substance reasonably satisfactory to the Administrative Agent):

(i)	an executed counterpart (or counterparts) of this Amendment from Bank of America and the Borrower;

(ii)

true and correct copies of the certified resolutions (or similar authorizing documents) of the Borrowers (or, where appropriate, the general partner of such Borrower on its behalf) authorizing entry into the transactions contemplated by this Amendment, as in effect on the Effective Date and, in form and substance, reasonably satisfactory to the Administrative Agent; and

(iii)

payment of all fees and other amounts due and payable on or prior to the Effective Date, including, without limitation, the fees and disbursements invoiced through the Effective Date of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP.

SECTION 4.  Affirmations.

4.1.    The Borrower hereby acknowledges and confirms to Administrative Agent and each Lender that (a) the Collateral Documents and each other Loan Document to which it is a party are each hereby reaffirmed and ratified without qualification and are and remain in full force and effect in accordance with their respective terms and (b) the Liens and security interests of the Administrative Agent under the Collateral Documents and the other Loan Documents that secure all the Obligations, continue in full force and effect in accordance with their respective terms and have the same priority as before this Amendment.

4.2.    The Borrower acknowledges and affirms that the Constituent Documents, resolutions and incumbency certificates previously delivered to the Administrative Agent remain in full force and effect as of the Effective Date and have not been amended, modified or rescinded prior to the date hereof.

SECTION 5.  Miscellaneous.

5.1.    Representations and Warranties. (a) Each of the parties hereto hereby represents and warrants that this Amendment constitutes a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as limited by Debtor Relief Laws and equitable principles, (b) the Borrower hereby represents and warrants as of the Effective Date that each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof (or with respect to representations and warranties expressly relating to an earlier date are true and correct in all material respects as of such earlier date) and (c) the Borrower hereby represents and warrants that upon the Effective Date, no Default or Event of Default shall exist.

5.2.    References to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “the Credit Agreement”, “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

5.3.    No Effect on Credit Agreement. Except as specifically amended by this Amendment, the Credit Agreement and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

5.4.    No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Lender under the

Credit Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

5.5.   Governing Law. The laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Amendment.

5.6.     Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.7.     Headings. Section headings in this Amendment are for convenience of reference only and shall in no way affect the interpretation of this Amendment or any provision hereof.

5.8.     Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a ..pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

[Signatures Follow]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BORROWER:

GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II

By:	/s/ Tucker Greene
Name: Tucker Greene
Title: Chief Operating Officer

Bank of America – GSAM MMLC II – Third Amendment to Credit Agreement

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.,
as Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender

By:	/s/ Jose Liz-Moncion
Name: Jose Liz-Moncion
Title: Managing Director

Bank of America – GSAM MMLC II – Third Amendment to Credit Agreement

Annex A

[Attached]

ANNEX A TO ~~SECOND~~THIRD AMENDMENT

GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II,

as Borrower

REVOLVING CREDIT AGREEMENT

BANK OF AMERICA, N.A.,

as the Administrative Agent, Lead Arranger, Sole Bookrunner, Structuring Agent, Letter of

Credit Issuer and a Lender

November 26, 2021

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms.	1

1.2	Other Definitional Provisions.	~~39~~42

1.3	Times of Day.	~~39~~43

1.4	Schedules and Exhibits, Sections.	~~39~~43

1.5	Letter of Credit Amounts.	~~39~~43

1.6	Interest Rates.	~~40~~43

1.7	Additional Alternative Currencies.	44

1.8	Exchange Rates; Currency Equivalents.	44

SECTION 2.	REVOLVING CREDIT LOANS	~~40~~44

2.1	The Commitment.	~~40~~44

2.2	Revolving Credit Commitment.	~~45~~49

2.3	Manner of Borrowing.	~~45~~50

2.4	Minimum Loan Amounts.	~~47~~52

2.5	Funding.	~~47~~52

2.6	Interest.	~~48~~53

2.7	Determination of Rate and Billing.	~~48~~54

2.8	[Reserved.]	~~49~~54

2.9	Addition of Qualified Borrowers and Payment of the Borrower Guaranty.	~~49~~54

2.10	Use of Proceeds and Borrower Guaranties.	~~50~~55

2.11	Letter of Credit Fees.	~~50~~56

2.12	Unused Commitment Fee.	~~51~~56

2.13	Upfront/Arranger/Advisory Fee and Administrative Fee.	~~51~~56

2.14	Letters of Credit.	~~51~~56

2.15	Extension of Maturity Date.	~~56~~61

2.16	Increase in the Maximum Commitment.	~~56~~62

SECTION 3.	PAYMENT OF OBLIGATIONS	~~58~~63

3.1	Revolving Credit Notes.	~~58~~63

3.2	Payment of Obligations.	~~58~~63

i

3.3	Payment of Interest.	~~58~~63

3.4	Payments on the Obligations.	~~59~~64

3.5	Voluntary Prepayments.	~~60~~65

3.6	Reduction or Early Termination of Commitments.	~~61~~66

3.7	Lending Office.	~~61~~67

SECTION 4.	TAXES; CHANGE IN CIRCUMSTANCES+	~~62~~67

4.1	Taxes.	~~62~~67

4.2	Illegality.	~~66~~71

4.3	Inability to Determine Rates.	~~67~~72

4.4	Increased Cost and Capital Adequacy.	~~67~~73

4.5	Funding Losses.	~~69~~74

4.6	Requests for Compensation.	~~69~~75

4.7	Survival.	~~70~~75

~~4.8~~

4.8	Replacement of Term SOFR or SOFR Successor Rate.	75

4.9	Replacement of Relevant Rate or Alternative Currency Successor Rate.	77

4.10	Canadian Benchmark Replacement Setting.	~~70~~79

SECTION 5.	SECURITY	~~72~~81

5.1	Liens and Security Interest.	~~72~~81

5.2	Required Accounts; Investor Capital Calls.	~~74~~83

5.3	Lender Offset.	~~77~~86

5.4	Agreement to Deliver Additional Collateral Documents.	~~78~~87

5.5	Subordination.	~~78~~87

SECTION 6.	CONDITIONS PRECEDENT TO LENDING.	~~79~~87

6.1	Obligations of the Lenders.	~~79~~87

6.2	Conditions to all Loans.	~~82~~90

6.3	Conditions to Qualified Borrower Loans.	~~82~~91

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF THE CREDIT

	PARTIES	~~84~~93

7.1	Organization and Good Standing.	~~84~~93

7.2	Authorization and Power.	~~85~~93

7.3	No Conflicts or Consents.	~~85~~93

7.4	Enforceable Obligations.	~~85~~94

7.5	Priority of Liens.	~~85~~94

7.6	Financial Condition.	~~85~~94

7.7	Full Disclosure.	~~86~~94

7.8	No Default.	~~86~~95

7.9	No Litigation.	~~86~~95

7.10	Material Adverse Effect.	~~86~~95

7.11	Taxes.	~~86~~95

7.12	ERISA.	~~86~~95

7.13	Compliance with Law.	~~87~~95

7.14	Environmental Matters.	~~87~~95

7.15	Investor Information; Investor Capital Commitments and Contributions.	~~87~~96

7.16	Fiscal Year.	~~88~~96

7.17	Private Placement Memorandum.	~~88~~96

7.18	Margin Stock.	~~88~~96

7.19	Investment Company Act.	~~88~~97

7.20	No Defenses.	~~88~~97

7.21	Indebtedness.	~~89~~97

7.22	No Withdrawals Without Approval.	~~89~~97

7.23	Sanctions.	~~89~~97

7.24	~~Organizational Structure~~Credit Party Information.	~~89~~98

SECTION 8.	AFFIRMATIVE COVENANTS	~~89~~98

8.1	Financial Statements, Reports and Notices.	~~89~~98

8.2	Transfers by Existing Investors.	~~93~~102

8.3	Payment of Taxes.	~~95~~103

8.4	Maintenance of Existence and Rights.	~~95~~103

8.5	Notice of Default.	~~95~~103

8.6	Other Notices.	~~95~~104

8.7	Compliance with Loan Documents and Constituent Documents.	~~96~~104

8.8	Operations.	~~96~~105

8.9	Books and Records; Access.	~~96~~105

8.10	Compliance with Law.	~~96~~105

8.11	Insurance.	~~96~~105

8.12	Authorizations and Approvals.	~~97~~105

8.13	Maintenance of Liens.	~~97~~105

8.14	Further Assurances.	~~97~~105

8.15	Maintenance of Separate Existence.	~~97~~106

8.16	Annual Investor Capital Call.	~~97~~106

8.17	Collateral Accounts and Permitted Investments.	~~97~~106

8.18	Covenants of Qualified Borrowers.	~~98~~106

8.19	Solvency.	~~98~~106

8.20	[Reserved].	~~98~~106

8.21	Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws.	~~98~~106

8.22	RIC Status under the Internal Revenue Code; Investment Company Act.	~~98~~106

8.23	[Reserved.].	~~98~~107

8.24	Compliance with Sanctions.	~~98~~107

SECTION 9.	NEGATIVE COVENANTS	~~99~~107

9.1	Mergers, Etc.	~~99~~107

9.2	Negative Pledge.	~~99~~107

9.3	Fiscal Year and Accounting Method.	~~99~~107

9.4	Partnership Agreement and Related Documents.	~~99~~108

9.5	Admission of Investors; Transfers of Affiliate Interests; Investor Withdrawals.	~~101~~109

9.6	Capital Commitments.	~~101~~110

9.7	ERISA Compliance.	~~102~~110

9.8	Dissolution.	~~102~~111

9.9	[Reserved.]	~~102~~111

9.10	Limitations on Distributions.	~~102~~111

9.11	Limitations on Indebtedness.	~~103~~111

9.12	Limitation on Withdrawals.	~~103~~111

9.13	Fund Structure.	~~103~~112

9.14	Deemed Capital Contributions.	~~103~~112

9.15	Change of Depository Bank.	~~103~~112

9.16	Sanctions.	~~104~~112

SECTION 10.	EVENTS OF DEFAULT	~~104~~112

10.1	Events of Default.	~~104~~112

10.2	Remedies Upon Event of Default.	~~107~~116

10.3	Additional Default Remedies.	~~108~~117

10.4	Waivers of Notice, Etc.	~~111~~119

10.5	Curing an Event of Default by Investor Capital Call and Duty to Liquidate Fund Investments.	~~111~~119

10.6	Events of Default or Defaults relating to Qualified Borrowers.	~~113~~121

SECTION 11.	AGENCY PROVISIONS	~~113~~122

11.1	Appointment and Authorization of Agents.	~~113~~122

11.2	Delegation of Duties.	~~114~~122

11.3	Exculpatory Provisions.	~~114~~123

11.4	Reliance on Communications.	~~115~~123

11.5	Notice of Default.	~~115~~124

11.6	Non-Reliance on Agents and Other Lenders.	~~115~~124

11.7	Indemnification.	~~116~~124

11.8	Agents in Their Individual Capacity.	~~116~~125

11.9	Successor Agent.	~~117~~125

11.10	Reliance by the Borrowers.	~~118~~126

11.11	Administrative Agent May File Proofs of Claim.	~~118~~126

11.12	ERISA.	~~118~~127

11.13	Recovery of Erroneous Payments.	~~120~~128

SECTION 12.	MISCELLANEOUS	~~120~~129

12.1	Amendments.	~~120~~129

12.2	Sharing of Offsets.	~~122~~131

12.3	Sharing of Collateral.	~~122~~131

12.4	Waiver.	~~123~~132

12.5	Payment of Expenses; Indemnity.	~~123~~132

12.6	Notice.	~~126~~134

12.7	Governing Law.	~~128~~136

12.8	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury.	~~128~~137

12.9	Invalid Provisions.	~~128~~137

12.10	Entirety.	~~129~~137

12.11	Parties Bound; Assignment.	~~129~~137

V

12.12	Lender Removal/Replacement.	~~132~~140

12.13	Maximum Interest.	~~133~~141

12.14	Headings.	~~133~~141

12.15	Survival.	~~133~~141

12.16	Full Recourse.	~~133~~141

12.17	Availability of Records; Confidentiality.	~~133~~142

12.18	USA Patriot Act Notice.	~~134~~143

12.19	Multiple Counterparts.	~~134~~143

12.20	Joint and Several Liability.	~~134~~143

12.21	Acknowledgment and Consent to Bail-In of Affected Financial Institutions.	~~135~~144

provided that if any Alternative Currency Daily Rate shall be less than zero (0), such rate shall be deemed to be zero (0) for all purposes of the Loan Documents. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate”. All Alternative Currency Daily Rate Loans shall be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Sublimit” means fifty percent (50%) of the Maximum Commitment.

“Alternative Currency Successor Rate” has the meaning provided in Section 4.9.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Loan:

(a)    denominated in Euro, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two (2) Business Days preceding the first day of such Interest Period;

(b)    denominated in Canadian Dollars, the rate per annum equal to ~~the Canadian Dollar Offered Rate, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”)~~Term CORRA plus the Term CORRA Adjustment on the Rate Determination Date with a term equivalent to such Interest Period; and

(c)    denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.7 plus the adjustment (if any) determined by the Administrative Agent and the Lenders in their sole discretion;

obligations hereunder, which agreement shall be substantially in the form of Exhibit G attached hereto.

“Available Canadian Tenor” means, as of any date of determination and with respect to the then-current Canadian Benchmark, as applicable, (a) if the then-current Canadian Benchmark is a term rate, any tenor for such Canadian Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Canadian Benchmark, as applicable, pursuant to this Credit Agreement as of such date.

“Available Commitment” means the lesser of (a) the Maximum Commitment, (b) the Borrowing Base and (c) the maximum amount the applicable Borrower is permitted to borrow in accordance with its Constituent Document and applicable Laws minus, in each case, the FX Reserve Amount, if any, in effect at such time; provided that the Available Commitment shall always be calculated in Dollars.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Bank of America” has the meaning provided in the preamble hereto.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowing Base” means, on any date of determination, the aggregate sum of the Applicable Advance Rate for each Included Investor multiplied by such Included Investor’s Eligible Borrowing Base Capital Commitment, in each case, as such Eligible Borrowing Base Capital Commitments are first reduced by all applicable Concentration Limits. For the avoidance of doubt, for so long as any Investor ceases to be an Included Investor, such Investor shall be excluded from the Borrowing Base.

“Borrowing Base Certificate” means the spreadsheet setting forth the calculation of the Available Commitment substantially in the form of Exhibit A hereto, which shall be provided in Microsoft Excel format.

“Business Day” means any day of the year except a Saturday, Sunday or other day on which commercial banks in the State of New York or the State of North Carolina are authorized or required by law to close; and

(a)     if such day relates to any interest rate settings as to Alternative Currency Loans or payments under this Credit Agreement in Euro or the issuance of any Letters of Credit by any branch of the Letter of Credit Issuer in the European Union, means any such day on which ~~the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system~~T2 (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro;

(b)     if such day relates to any interest rate settings as to Alternative Currency Loans or payments under this Credit Agreement in Sterling or the issuance of any Letters of Credit by any branch of the Letter of Credit Issuer in the United Kingdom, means any such day on which banks are open for general business in London; and

(c)     if such day relates to any fundings, disbursements, settlements and payments in respect of an Alternative Currency Loan (other than denominated in Euro or Sterling), or any other dealings in any Alternative Currency (other than Euro or Sterling) to be carried out pursuant to this Credit Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such Alternative Currency.

“Canadian Benchmark” means, initially, Term CORRA; provided that if a replacement of the Canadian Benchmark has occurred pursuant to Section 4.10, then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Canadian Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Canadian Benchmark Replacement” means, for any Available Canadian Tenor, the first alternative set forth below that can be determined by the Administrative Agent:

(a)     the sum of: (i) Daily Compounded CORRA and (ii) 0.29547% (29.547 basis points) for an Available Canadian Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Canadian Tenor of three-months’ duration; or

(b)     the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Canadian Tenor of such Canadian Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Canadian Governmental Body, for Canadian dollar-denominated syndicated credit facilities at such time;

provided that, if the Canadian Benchmark Replacement is Daily Compounded CORRA, all interest payments will be payable on a monthly basis; and provided further that, if the Canadian Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the zero, the Canadian Benchmark Replacement will be deemed to be zero for the purposes of this Credit Agreement and the other Loan Documents.

Any Canadian Benchmark Replacement shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Canadian Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Canadian Benchmark Replacement Conforming Changes” means, with respect to any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Interest Period”, the definition of “Alternative Currency Daily Rate”, the definition of “Alternative Currency Term Rate”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrowers, may be appropriate to reflect the adoption and implementation of such Canadian Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in consultation with the Borrowers, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Canadian Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrowers, is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Canadian Benchmark Transition Event” means the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Canadian Benchmark, the regulatory supervisor for the administrator of such Canadian Benchmark, any Governmental Authority with jurisdiction over such administrator for such Canadian Benchmark, or the Bank of Canada, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Canadian Tenors of such Canadian

Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Canadian Tenor of such Canadian Benchmark or (b) all Available Canadian Tenors of such Canadian Benchmark are or will no longer be representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored.

“Canadian Dollars” and “Cdn$” mean the lawful currency of Canada.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.

“Cash Collateral Account” means each deposit account held at the Administrative Agent for the purposes of holding Cash Collateral that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer.

“Cash Collateralize” means, to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances, in a segregated interest-bearing account (with any interest thereon to be paid to the applicable Borrowers when no Event of Default has occurred and is continuing, and to the reduction of the Obligations in accordance with Section 3.4 hereof during the continuance of any Event of Default) or, if the Administrative Agent and the Letter of Credit Issuer shall agree, in their sole discretion, other credit support, in each case pursuant to a Cash Collateral Account or other documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral” and “Cash Collateralize” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Control Event” shall occur if, on any date of determination, (A) an Event of Default has occurred and is continuing, (B) the Borrowers shall have failed to make any payment of interest required to be made hereunder when due and such failure shall not have been remedied, or (C) a Default pursuant to Section 10.1(k) has occurred and is continuing.

~~“CDOR Rate” has the meaning provided in the definition of “Alternative Currency Term Rate”.~~

“Change in Law” means (a) the adoption of any Governmental Rule, Law or bank regulatory guideline after the Closing Date (or, with respect to any Person first becoming a Lender after the Closing Date, the date such Person first becomes a Lender), (b) any change in any Governmental Rule, Law or bank regulatory guideline or any clarification or change in the provided, that for purposes of calculating the above Concentration Limits for any Investor, each Investor and its investing Affiliates shall be treated as a single Investor; provided, further, that, upon the request of the Borrowers, the Administrative Agent and the Required Lenders may, in their sole discretion, permit an increased Concentration Limit for certain Investors.

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning the Credit Parties or Investors, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Credit Parties to this Credit Agreement orally or in writing to any Agent or Lender or their respective attorneys, certified public accountants or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by such Agent or Lender or such Agent’s or Lender’s respective attorneys, certified public accountants or agents); or (b) was or became available to an Agent or a Lender on a non-confidential basis from the Credit Parties or any other source not bound by confidentiality obligations to any Credit Parties at or prior to such time.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with Daily Simple SOFR, Term SOFR, ~~CDOR Rate~~Term CORRA, EURIBOR, SONIA or any proposed Successor Rate thereof, as applicable, any conforming changes to the definitions of “Daily Simple SOFR”, “Term SOFR”, “Alternate Base Rate”, “Interest Period”, “~~CDOR Rate~~Term CORRA”, “EURIBOR”, and “SONIA”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including the definition of “Business Day” and “U.S. Government Securities Business Day”, timing of Requests for Borrowing, Conversion Notices, Rollover Notices or prepayment notices, and length of lookback periods) that the Administrative Agent (in consultation with the Borrowers) decides may be appropriate to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrowers) decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, exempted limited partnership formed under the laws of the Cayman Islands, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement or other applicable agreement of formation and any agreement, instrument, filing, statement or notice with respect thereto filed in connection with its formation with the secretary of state or other department or Registrar of Exempted Limited Partnerships in the jurisdiction of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, the articles of formation and operating agreement and/or limited liability company for such Person; and (c) in the case of a corporation, exempted company incorporated under the laws of the Cayman Islands or company, the certificate or articles of incorporation and the bylaws or memorandum and articles of association for such Person.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a Term SOFR Loan or an Alternative Currency Term Rate Loan from one Interest Period to the next Interest Period.

“Control Agreement” means each Borrower Control Agreement and each Pledgor Control Agreement, as applicable. “Control Agreements” means, where the context requires, all such control agreements, collectively.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code, in each case of which the applicable Fund is a member or may become a member.

“Conversion Date” means any Daily Simple SOFR Conversion Date, Term SOFR Conversion Date or Alternate Base Rate Conversion Date, as applicable.

“Conversion Notice” is defined in Section 2.3(i).

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(i) or Section 4 of one Type of Loan into another Type of Loan.

“ CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, together with all amendments, modifications and restatements hereof, and supplements and attachments hereto.

“Credit Facility” means the Loans and Letters of Credit provided to the Borrowers by the Lenders under the terms and conditions of this Credit Agreement.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its reasonable discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Investor Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by the Administrative Agent in its reasonable discretion as to whether the applicable Investor satisfies the Applicable Requirement to be a Rated Included Investor based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

“Credit Party” means any Borrower, any Pledgor or any General Partner. “Credit Parties” means, where the context requires, all of the Borrowers, any Pledgor and the General Partners, collectively.

“Credit Provider” means a Person providing a guaranty, or other credit support, in form and substance reasonably acceptable to the Administrative Agent, of the obligations of an Included Investor to make Investor Capital Contributions.

“Current Party” is defined in Section 12.12.

“ Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate being established by the Administrative Agent.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Daily Simple SOFR Conversion Date” has the meaning provided in Section 2.3(i).

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“Debt Limitations” means the limitations set forth in Section 9.11.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including, without limitation, the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Default Rate” means, on any day, a per annum rate of interest equal to the lesser of: (a) the then applicable interest rate in effect on such day for such item bearing interest, plus two percent (2.00%) or, if there is not a then applicable interest rate in effect on such day for such item the Alternate Base Rate in effect on such day, plus two percent (2.00%); or (b) the Maximum Rate.

“Defaulting Lender” means any Lender that has failed or refused to perform its obligations hereunder, including: (a) has failed to fund all or any portion of the Loans or participations in the Letter of Credit Liability required to be funded by it hereunder within three (3) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay to

“Facility Increase Request” means the notice substantially in the form attached hereto as Exhibit O pursuant to which the Primary Borrower requests an increase of the Commitments in accordance with Section 2.16.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor provisions that are substantially similar), any regulations or official interpretations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(i) of the Internal Revenue Code and/or any U.S. or non-U.S. fiscal or regulatory rules, regulations or guidance notes or practices adopted pursuant to any intergovernmental agreements entered into in connection with the implementation of such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum ~~(rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight~~calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions ~~with members of~~by depository institutions (as determined in such manner as the Federal Reserve ~~System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day~~Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that~~,~~ if ~~no such rate is so published on such next succeeding Business Day,~~ the Federal Funds Rate ~~for~~as so determined would be less than zero, such ~~day~~rate shall be ~~the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent~~deemed to be zero for purposes of this Credit Agreement.

“Fee Letter” means that certain letter agreement or letter agreements, dated as of the date hereof, between the Administrative Agent and the Primary Borrower, as such letter agreement(s) may be amended, restated, supplemented, or otherwise modified from time to time. “Fee Letters” means, where the context requires, all such Fee Letters, collectively.

“Filings” means (a) UCC financing statements; and (b) the substantial equivalent as reasonably determined by the Administrative Agent in any other jurisdiction in which any Credit Party may be formed.

“Final Admission Date” means the date of the final closing of the Funds.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Fee” has the meaning set forth in the Fee Letter.

“Full Repayment Capital Call” has the meaning specified in Section 10.5(b).

“Fund” means the Primary Borrower and any Pledgor.

“Material Adverse Effect” means a material adverse effect on (a) the rights of, or benefits available to, the Secured Parties under the Loan Documents taken as a whole, (b) the Borrowers’ ability to pay the Obligations when due in accordance with the terms of the Loan Documents, (c) any Credit Party’s ability to perform its material obligations under the Loan Documents taken as a whole to which it is a party, (d) the legality, validity, binding effect or enforceability of the Loan Documents taken as a whole or (e) the ability of the Primary Borrower, a Pledgor or a General Partner, as applicable, to make calls for Investor Capital Contributions under the applicable Partnership Agreement.

“Material Amendment” is defined in Section 9.4.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable in accordance with Section 10; (c) thirty (30) days prior to the termination of the Partnership Agreement of the Primary Borrower or Pledgor; (d) the date upon which the Borrowers terminate the Commitments pursuant to Section 3.6 or otherwise; and (e) thirty (30) days prior to the date on which any Credit Party’s ability to call Investor Capital Contributions to repay Obligations is terminated.

“Maximum Commitment” means $~~156,585,784~~95,000,000 , as it may be (a) reduced from time to time by the Borrowers pursuant to Section 3.6 or (b) increased from time to time in accordance with Section 2.16.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Letter of Credit Liability (or, with respect to a Borrowing Base deficiency, the portion thereof required to be Cash Collateralized hereunder) of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc and any successor thereto.

“Non-Rated Included Investor” means any Included Institutional Investor with a Rating below BBB/Baa2 or with no Rating, which Investor has been approved by the Administrative Agent as an Included Investor in its sole discretion (but once approved such approval may not be withdrawn except, for the avoidance of doubt, if such Investor becomes subject to an Exclusion Event in accordance with the terms of this Credit Agreement).

“Notes” means the promissory notes provided for in Section 3.1, all promissory notes delivered in substitution or exchange therefor, and the Qualified Borrower Promissory Notes as such notes may be amended, restated, reissued, extended or modified, in each case; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrowers to the Lenders (including, without limitation, Loans, Letters of Credit, or both), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the

“Recallable Capital” means distributed capital or deemed distributions permitted to be recalled from an Investor pursuant to the Constituent Document of the applicable Fund.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Letter of Credit Issuer, as applicable.

“Register” is defined in Section 12.11(g).

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any real property Fund Investment, including the movement of any Hazardous Material through or in the air, soil, surface water or groundwater of any real property Fund Investment.

“ Relevant Canadian Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Relevant Rate” means, with respect to any Loan denominated in (a) Canadian Dollars, ~~the CDOR Rate~~Term CORRA, (b) Euro, EURIBOR, and (c) Sterling, SONIA, as applicable.

“Relevant Rate Scheduled Unavailability Date” has the meaning provided in Section 4.9(b).

“Reliance Letter” means, with respect to any opinion, an executed letter from the issuer of such opinion to the Secured Parties providing that the Secured Parties are permitted to rely on such opinion as if such opinion was addressed to them.

“Request for Borrowing” is defined in Section 2.3(a).

“Required Lenders” means, at any time: (a) two or more un-Affiliated Lenders (other than Defaulting Lenders) holding an aggregate of more than fifty percent (50%) of the aggregate Commitments of all Lenders (other than Defaulting Lenders); or (b) at any time that the Available Commitment is zero (0), two or more un-Affiliated Lenders (other than Defaulting Lenders) who hold an aggregate of more than fifty percent (50%) of the Principal Obligations outstanding and payable to all Lenders (other than Defaulting Lenders) at such time; provided that (i) if at any time there is only one Lender party hereto that is not a Defaulting Lender, then “Required Lenders” means such Lender, (ii) if at any time there are two or more Lenders party hereto (other than Defaulting Lenders) all of which Lenders are Affiliated, then “Required Lenders” means all of such Affiliated Lenders, and (iii) if at any time there are two or more un-Affiliated Lenders party hereto (other than Defaulting Lenders), then “Required Lenders” means (in addition to the requirements set forth in clauses (a) and (b) above) at least two (2) of such un-Affiliated Lenders.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; or (d) the United Kingdom.

“Sanctioned Entity” means any individual, entity, group, sector, territory or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity.

“Secured Parties” means, collectively, the Lenders and Agents, and “Secured Party” means any of the foregoing.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” means each Borrower Security Agreement and each Pledgor Security Agreement. “Security Agreements” means, where the context requires, all such security agreements, collectively.

“Side Letter” means any side letter executed by an Investor (except an Employee Investor) with the Primary Borrower, any Pledgor or any General Partner, as applicable, with respect to such Investor’s rights and/or obligations under its Subscription Agreement or the Partnership Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” with respect to Daily Simple SOFR means ~~0.10~~0.00% (~~10~~0 basis points); and with respect to Term SOFR means ~~0.10~~0.00% (~~10~~0 basis points) for an interest period of one-month’s duration, 0.15% (15 basis points) for an interest period of three-month’s duration, and 0.25% (25 basis points) for an interest period of six-months’ duration.

“SOFR Scheduled Unavailability Date” has the meaning provided in Section 4.8(b).

“SOFR Successor Rate” has the meaning provided in Section 4.8.

“Sole Bookrunner” means Bank of America or its Affiliate.

state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not-for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.

“Spot Rate” for an Alternative Currency means the rate reasonably determined by the Administrative Agent or the Letter of Credit Issuer to be the spot rate for the purchase of such Alternative Currency with Dollars as published by Bloomberg on page CurncyFXIP (or such other equivalent page as may from time to time be in effect) at approximately 11:00 a.m. on the date as of which the foreign exchange computation is made; provided that the Administrative Agent or Letter of Credit Issuer may obtain such spot rate from another commercially available source designated by the Administrative Agent or Letter of Credit Issuer if such spot rate is not available on Bloomberg.

“Stated Maturity Date” means ~~November~~May 24, ~~2023~~2024 , subject to the Borrowers’ extension of such date under Section 2.15.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subscription Agreement” means with respect to any Investor (except an Employee Investor), the “Subscription Agreement” (as defined in the applicable Partnership Agreement) of such Investor substantially in the form attached as Exhibit K hereto (or otherwise reasonably acceptable to the Administrative Agent), as amended, amended and restated, supplemented or otherwise modified from time to time. “Subscription Agreements” means, where the context requires, all Subscription Agreements, collectively.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or other interests having ordinary voting power for the election of the Board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Successor Rate” means, as applicable, any SOFR Successor Rate or Alternative Currency Successor Rate.

“Swap Agreements” means any swap, cap, collar, forward transaction, derivatives contemplated by the confidential private placement memoranda of the Borrowers or any other similar arrangement, or any combination of the foregoing, entered into by a Borrower or one of its Subsidiaries on market terms (which may include the granting of a security interest and/or the posting of collateral) relating to currency exchange rates, interest rates, the value of publicly traded equities, private equities, debt securities or other credits (whether single, a group or an index) or otherwise.

“ T2” means the real time gross settlement system operated by the Eurosystem.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“ Term CORRA” means, for the applicable corresponding tenor, the forward-looking term rate based on CORRA that has been selected or recommended by the Relevant Canadian Governmental Body, and that is published by an authorized benchmark administrator and is displayed on a screen or other information service, as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of an Interest Period determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice.

“ Term CORRA Adjustment” means (a) 0.29547% (29.547 basis points) for an Available Canadian Tenor of one-month’s duration, and (b) 0.32138% (32.138 basis points) for an Available Canadian Tenor of three-months’ duration.

“Term SOFR” means:

(a)         for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)         for any interest calculation with respect to an Alternate Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if Term SOFR determined in accordance with either of the foregoing clause (a) or (b) of this definition would otherwise be less than zero (0), Term SOFR shall be deemed zero (0) for purposes of this Credit Agreement.

“Term SOFR Conversion Date” has the meaning provided in Section 2.3(i).

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning provided in Section 4.8.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means the lesser of (a) $25,000,000, and (b) five percent (5%) of the aggregate Uncalled Capital Commitments at such time.

2.15    Extension of Maturity Date.

The Borrowers shall have ~~two~~one (~~2~~1)  ~~options~~option to extend the Stated Maturity Date then in effect~~, in each case,~~ for an additional term ~~of no longer than 364 days~~through November 22, 2024, subject to satisfaction of the following conditions precedent:

(a)    ~~(x) the Administrative Agent and the extending Lenders shall have consented in their sole discretion to such Extension Request, and (y) the Administrative Agent, the extending Lenders and the Borrowers shall have agreed to such other terms and conditions in connection with such Extension Request as may be requested by the Administrative Agent and/or such extending Lenders in their sole discretion.~~[reserved];

(b)     the Borrowers shall have paid the Extension Fee to the Administrative Agent for the benefit of the extending Lenders;

(c)     no Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the initial Stated Maturity Date;

(d)     all representations and warranties of the Borrowers under the Loan Documents are true and correct in all material respects on and as of the initial Stated Maturity Date, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and

(e)     the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than thirty (30) days prior to the Stated Maturity Date then in effect or such shorter time period as the Administrative Agent shall agree (which shall be promptly forwarded by the Administrative Agent to each Lender).

2.16    Increase in the Maximum Commitment.

(a)     Request for Increase. Subject to compliance with the terms of this Section 2.16, the Borrowers may request that the Maximum Commitment be increased to an amount not to exceed $300,000,000. Such increase may be done in no more than five (5) requested increases (unless otherwise agreed to by the Administrative Agent in its sole discretion) and in increments of no less than $10,000,000 (or such lesser amount as may be agreed by the Administrative Agent in its sole discretion) each (each such increase shall be referred to herein as a “Facility Increase”).

(b)     Effective Date. Within ten (10) Business Days (or such shorter time as the Administrative Agent may agree) of the receipt of a request from the Borrowers to increase the Maximum Commitment, the Administrative Agent shall determine the effective date of the Facility Increase, if any (the “Facility Increase Effective Date”) and, if the Administrative

syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any SOFR Successor Rate.

Any SOFR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any SOFR Successor Rate as so determined would otherwise be less than zero (0), the SOFR Successor Rate will be deemed to be zero (0) for the purposes of this Credit Agreement and the other Loan Documents.

In connection with the implementation of a SOFR Successor Rate, the Administrative Agent (in consultation with the Borrowers) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

4.9     Replacement of Relevant Rate or Alternative Currency Successor Rate. Notwithstanding anything to the contrary herein or in any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or the Required Lenders, as applicable, have determined, that:

(a)     adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency (other than Canadian Dollars) because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)     the applicable administrator for the Relevant Rate for an Alternative Currency (other than Canadian Dollars), or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator, has made a public statement identifying a specific date after which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease; provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Relevant Rate Scheduled Unavailability Date”); or

(c)     syndicated loans currently being executed and agented in the United States are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Alternative Currency (other than Canadian Dollars);

or if the events or circumstances of the type described in Section 4.9(a), (b) or (c) have occurred with respect to the Alternative Currency Successor Rate then in effect, then the Administrative Agent and the Borrowers may amend this Credit Agreement solely for the purpose of replacing the Relevant Rate for such Alternative Currency or any then-current Alternative Currency Successor Rate for such Alternative Currency in accordance with this Section 4.9 with an alternative benchmark rate, giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including any adjustment thereto, a “Alternative Currency Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to the Borrowers and all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any Alternative Currency Successor Rate.

Any Alternative Currency Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Alternative Currency Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Alternative Currency Successor Rate as so determined would otherwise be less than zero (0), the Alternative Currency Successor Rate will be deemed to be zero (0) for all purposes of the Loan Documents.

In connection with the implementation of an Alternative Currency Successor Rate, the Administrative Agent (in consultation with the Borrowers) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

4.10     Canadian Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)     Replacing Future Canadian Benchmarks.     Upon the occurrence of a Canadian Benchmark Transition Event, the Canadian Benchmark Replacement will replace the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Canadian Benchmark has permanently or indefinitely ceased to provide such Canadian Benchmark or such Canadian Benchmark has been announced by the administrator or the regulatory supervisor for the administrator of such Canadian Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Loans denominated in Canadian Dollars to be made, converted or continued that would bear interest by reference to such Canadian Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Canadian Benchmark Replacement has replaced such Canadian Benchmark.

(b)     Canadian Benchmark Replacement Conforming Changes.     In connection with the implementation and administration of a Canadian Benchmark Replacement, the Administrative Agent (in consultation with the Borrowers) will have the right to make Canadian Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement.

(c)     Notices; Standards for Decisions and Determinations.     The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Canadian Benchmark Replacement, and (ii) the effectiveness of any Canadian Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.10.

(d)     Unavailability of Tenor of Canadian Benchmark.     At any time (including in connection with the implementation of a Canadian Benchmark Replacement), if the then-current Canadian Benchmark is a term rate (including Term CORRA), then (i) the Administrative Agent may remove any tenor of such Canadian Benchmark that is unavailable or non-representative for Canadian Benchmark (including Canadian Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Canadian Benchmark (including Canadian Benchmark Replacement) settings.

(e)     Required Lenders.     For the purposes of this Section 4.10, those Lenders that either have not made, or do not have an obligation under this Credit Agreement to make, the relevant Loans in Canadian Dollars shall be excluded from any determination of Required Lenders.

Section 5.     SECURITY

5.1     Liens and Security Interest.

(a)     Collateral. Subject to the terms of the applicable Collateral Documents, to secure the payment and performance of the Obligations hereunder, pursuant to the related Collateral Account Pledges, Security Agreements, the related financing statements and the other related documents, (A) Primary Borrower shall grant, by way of pledge and assignment by way of security, to the Administrative Agent, for the benefit of each of the Secured Parties, as applicable, and (B) each Pledgor and Pledgor General Partner, as applicable, shall grant, by way of pledge and assignment by way of security, to the Primary Borrower, in each case, a first priority, security interest and Lien in and on its interests in the following, whether now owned or hereafter acquired or arising:

(i)     any and all Unfunded Capital Commitments of the Investors, whether now or hereafter committed, including but not limited to the right to draw down Investor Capital Contributions on such Unfunded Capital Commitments from such Investors and to issue Investor Capital Calls with respect thereto;

(ii)     to the extent relating to the Unfunded Capital Commitments of the Investors constituting Collateral in clause (i) above, (x) the Constituent Documents, (y) the Subscription Agreements and Side Letters, if any, of such

Cadwalader, Wickersham & Taft LLP

~~227 West Trade~~650 South Tryon Street

Charlotte, NC 28202

Attention: Wesley Misson

Telephone: (704) 348-5355

Fax: (704) 348-5200

Email: wesley.misson@cwt.com

If to the Lenders:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Acceptance Agreement of such Lender.

Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from any Borrower not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b)     Electronic Communication. Notices and other communications to the Lenders or any other person hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent and the Primary Borrower that it is incapable of receiving such notices by electronic communication. Any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7     Governing Law.

The laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Credit Agreement and all of the other Loan Documents.

SCHEDULE II

Lender	Commitment ~~prior to March 31, 2023~~	~~Commitment on and after March 31, 2023~~

Bank of America, N.A.	$~~156,585,784~~95,000,000	~~$127,585,565~~

Sch. II-2